POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter
Ended March 31, 2009

San Juan, Puerto Rico, Tuesday, April 21, 2009 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) reported a net loss of $52.5 million for the quarter ended March 31, 2009, compared with a net loss of $702.9 million for the quarter ended December 31, 2008, and net income of $103.3 million for the quarter ended March 31, 2008. Refer to the accompanying Exhibit A — Financial Summary for “per common share” information and key performance ratios. As indicated in previous filings, in 2008, the Corporation discontinued the operations of its U.S.-based subsidiary Popular Financial Holdings (“PFH”), and thus, the results of PFH are presented as part of “(Loss) income from discontinued operations, net of income tax” in Exhibit A.

“We continue to strengthen our reserves and consolidate our operations. Significant events in this quarter include the gain on sale of $183 million in investment securities to improve regulatory capital and a $56 million reduction in operating expenses associated with the continued reengineering of our U.S. operations. We also divested our U.S. equipment finance business to reduce risk exposure,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “Although loan net charge-offs decreased during the quarter, we continue to increase our reserve balance due to continued increase in impaired loans with specific reserves.”

The Corporation’s continuing operations reported a net loss of $42.6 million for the quarter ended March 31, 2009, compared with a net loss of $627.7 million for the quarter ended December 31, 2008, and net income of $99.2 million for the quarter ended March 31, 2008. The principal items impacting the continuing operations’ financial results for the quarter ended March 31, 2009, when compared to the quarter ended December 31, 2008, were as follows:

•	Non-interest income was higher by $193.2 million and was mostly driven by gains on the sale of investment securities of $182.7 million in the first quarter of 2009 associated with the sale of $3.4 billion of investment securities by Banco Popular de Puerto Rico. The restructuring of the investment portfolio in the first quarter of 2009 was undertaken to improve the Corporation’s regulatory capital position. Refer to the “Investment Securities” section under “Balance Sheet Comments” for additional information.

•	The provision for loan losses for the first quarter of 2009 decreased by $16.3 million when compared with the quarter ended December 31, 2008. Despite the 4% reduction in the provision for loan losses which resulted principally from a reduction in net charge-offs of $25.5 million, the provision for loan losses was kept at a high level mainly due to the continued increase in impaired loans with specific reserves, as described more fully below. The allowance for loan losses to loans held-in-portfolio was 4.19% at March 31, 2009, compared to 3.43% at December 31, 2008.

•	Income tax benefit of $26.9 million in the first quarter of 2009, compared to income tax expense of $309.1 million in the fourth quarter of 2008. The variance was principally due to the impact on income tax expense of a valuation allowance on the Corporation’s deferred tax assets related to the U.S. operations of $453.8 million recorded during the fourth quarter of 2008. Other factors impacted the 2009 results, such as the gains on sale of securities which are taxed at a capital gain tax rate of 15%.

•	Total operating expenses were $56.0 million lower in the quarter ended March 31, 2009, compared to the fourth quarter of 2008. The reduction was principally related to lower restructuring costs and impairment losses in the first quarter of 2009. Costs associated with BPNA’s and E-LOAN’s restructuring plans, including impairment losses on long-lived assets and trademark, amounted to $5.2 million in the first quarter of 2009, compared to $42.8 million in the fourth quarter of 2008.

•	The favorable variances described above were partially offset by a decrease in net interest income of $16.4 million, principally due to a lower net interest yield and a reduction in interest earnings assets.

The discontinued operations of Popular Financial Holdings (“PFH”) in the U.S. mainland reported a net loss of $9.9 million for the quarter ended March 31, 2009, compared to a net loss of $75.2 million for the quarter ended December 31, 2008. The variance was principally the result of lower income tax expense by $10.3 million which was associated with the valuation allowance on deferred tax assets. Also, the results for the quarter ended December 31, 2008 included a loss on disposition of assets of $26.4 million. As of March 31, 2009, PFH holds a loan portfolio measured at fair value of $7 million and other miscellaneous assets, including other real estate.

Net Loss from Continuing Operations:

This press release should be read in conjunction with the accompanying Exhibit A, which is an integral part of this report. The Corporation retrospectively adjusted certain information to exclude results from discontinued operations from prior periods presented in this press release for comparability purposes. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.

Net Interest Income

Net interest income for the first quarter of 2009 was $272.5 million, compared with $288.9 million for the fourth quarter of 2008. The decrease was due to a decline of $0.2 billion in average earning assets, together with a reduction of 16 basis points in the net interest yield, each of which is described further below.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended March 31, 2009, compared with the quarter ended December 31, 2008. The analysis only includes the results of the continuing operations, and as indicated earlier, the results for the previous year have been retrospectively adjusted to exclude the discontinued operations for comparative purposes.

	Average balances				Average Yields / Costs
	1th	4th			1th	4th
	Quarter	Quarter	Dollar	%	Quarter	Quarter
(Dollars in billions)	2009	2008	Variance	Variance	2009	2008	Variance
Money market, trading and investment securities	$9.8	$9.4	$0.4	4%	3.60%	4.03%	(0.43%)

Loans:
Commercial *	15.8	16.0	(0.2)	(1)	4.96	5.69	(0.73)
Mortgage	4.5	4.6	(0.1)	(2)	6.70	6.88	(0.18)
Consumer	4.6	4.7	(0.1)	(2)	9.97	9.92	0.05
Lease financing	0.9	1.1	(0.2)	(18)	8.45	8.11	0.34

Total loans	25.8	26.4	(0.6)	(2)	6.28	6.75	(0.47)

Total earning assets	$35.6	$35.8	($0.2)	(1%)	5.54%	6.04%	(0.50%)

Interest bearing deposits	$23.2	$24.0	($0.8)	(3%)	2.58%	2.85%	(0.27%)
Borrowings	6.8	7.0	(0.2)	(3)	4.11	4.64	(0.53)
Total interest bearing liabilities	30.0	31.0	(1.0)	(3)	2.93	3.25	(0.32)

Non-interest bearing sources of funds	5.6	4.8	0.8	(17)

Total funds	$35.6	$35.8	($0.2)	(1%)	2.47%	2.81%	(0.34%)

Net interest spread					2.61%	2.79%	(0.18%)

Net interest yield					3.07%	3.23%	(0.16%)

*Includes commercial construction loans

The reduction in earning assets was principally associated with a decline in the loan portfolio in part due to the sale of most of the lease financing portfolio of the Corporation’s U.S. operations during the first quarter of 2009 and the slowdown of loan origination activity in the Puerto Rico operations, mainly in commercial and installment loans. Also, the reduction was impacted by the exiting or downsizing of certain loan origination units at BPNA, such as non-conventional mortgages, equipment lease financing, multi-family lending, among others disclosed in the Corporation’s 2008 Form 10-K. Interest bearing deposits declined on average by $0.8 billion in the first quarter of 2009, when compared to the fourth quarter of 2008. As a result of the decline in average earning assets, the Corporation placed less reliance on brokered certificates of deposit, which were reduced in average by approximately $0.5 billion. The decline on interest bearing liabilities was offset by an increase of $0.2 billion in the average volume of non-interest bearing deposits and $0.6 billion in other sources, which included the impact of the $935 million in TARP funds received in early December 2008.

The decrease in the net interest yield was principally driven by the reduction in the yield of earning assets, principally commercial loans. The decrease can be attributed to two main factors: (1) the reduction in rates by the Federal Reserve (“Fed”) of 175 to 200 basis points on December 16, 2008 and (2) an increase in non-performing loans. The Corporation’s average cost of funds decreased driven by a reduction in the cost of deposits and short-term borrowings due to the above mentioned decrease in rates by the Fed and management actions to lower the rates paid on certain deposits, including internet deposits.

Provision for Loan Losses and Credit Quality

The provision for loan losses totaled $372.5 million, or 188% of net charge-offs, for the quarter ended March 31, 2009, compared with $388.8 million or 174% for the quarter ended December 31, 2008, and $161.2 million, or 174% for the first quarter of 2008. The provision for loan losses for the quarter ended March 31, 2009, when compared with the fourth quarter of 2008, reflects lower net charge-offs by $25.5 million, mainly in commercial loans ($22.9 million) and construction loans ($18.1 million), partially offset by increases in charge-offs for mortgage loans ($8.8 million) and consumer loans ($6.9 million). The provision for loan losses for the quarter ended March 31, 2009, when compared with the first quarter of 2008, reflects higher net charge-offs by $105.6 million, mainly in construction loans ($44.8 million), consumer loans ($25.6 million)(mainly home equity lines of credit), mortgage loans ($22.1 million) and commercial loans ($13.0 million). The increase in the provision for loan losses for the quarter ended March 31, 2009 compared to the same quarter in 2008 was the result of higher general reserve requirements for commercial loans, construction loans, U.S. non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for loans considered impaired under SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”.

The allowance for loan losses increased from December 31, 2008 to March 31, 2009 by $174 million. Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 4.19% of loans held-in-portfolio at March 31, 2009, compared with 3.43% at December 31, 2008 and 2.18% at March 31, 2008. The increase from December 31, 2008 to March 31, 2009 was mainly attributable to reserves for commercial and construction loans due to the continued deterioration in economic conditions both in Puerto Rico and the U.S. mainland. Credit deterioration trends have been reflected across all industry sectors, but particularly in the construction sector as a result of unprecedented reduced absorption levels. The most significant reserves for impaired loans during the first quarter of 2009 pertain to particular construction borrowers. Also, the Corporation recorded higher reserves to cover inherent losses in the non-conventional residential mortgages and the home equity lines of credit portfolios of the U.S. mainland operations. The persistent declines in residential real estate values, combined with the reduced ability of certain homeowners to refinance or repay their residential real estate obligations, have resulted in higher delinquencies and losses in these U.S. portfolios.

As of March 31, 2009, there were $1.1 billion of SFAS No. 114 impaired loans with a related specific allowance for loan losses of $279 million, compared with impaired loans of $898 million and a specific allowance of $195 million as of December 31, 2008. As of March 31, 2008, there were $450 million of SFAS No. 114 impaired loans with a related specific allowance for loan losses of $92 million.

Non-performing assets attributable to continuing operations totaled $1.5 billion at March 31, 2009, compared to $1.3 billion at December 31, 2008 and $0.8 billion at March 31, 2008. The increase in non-performing assets from December 31, 2008 to March 31, 2009 was primarily related to increases in construction loans ($116 million), commercial loans ($60 million), mortgage loans ($41 million) and consumer loans ($10 million). Commercial and construction non-performing loans increased both in Puerto Rico and the U.S. mainland. The construction loans in non-performing status are primarily residential real estate construction loans which have been adversely impacted by general market conditions, decreases in property values and oversupply in certain areas. The higher level of non-performing residential mortgage loans was principally attributed to Banco Popular North America’s non-conventional mortgage business and Puerto Rico’s residential mortgage portfolio. The increase in consumer non-performing loans was mainly related to home equity lines of credit and second lien mortgage loans in the U.S. mainland, which are categorized by the Corporation as consumer loans. Non-performing assets from continuing operations increased by $722 million from March 31, 2008 to the same date in 2009. The increases were reflected in construction loans ($269 million), commercial loans ($198 million), mortgage loans ($188 million), consumer loans ($23 million) and other real estate ($41 million).

Non-interest Income

Non-interest income from continuing operations totaled $334.7 million for the quarter ended March 31, 2009, compared with $141.5 million for the quarter ended December 31, 2008. As previously explained, the favorable variance in non-interest income was principally as a result of the sale of investment securities available-for-sale of $3.4 billion which generated a gain of $182.7 million in the first quarter of 2009. The gain was partially offset by other-than-temporary impairments of $6.6 million related to equity securities. Refer to the Balance Sheet Comments section for information on management’s objective with respect to the sale of securities.

Operating Expenses

Operating expenses for the continuing operations totaled $304.2 million for the quarter ended March 31, 2009, a decrease of $56.0 million, or 16%, compared with $360.2 million for the fourth quarter of 2008.

As indicated previously, E-LOAN and BPNA carried out further restructuring of their operations under plans approved in the fourth quarter of 2008. For the quarter ended March 31, 2009, operating expenses for the continuing operations included approximately $5.2 million in costs associated to the restructuring plans in place at BPNA and E-LOAN, compared to approximately $42.8 million in the quarter ended December 31, 2008, including the trademark impairment losses. Isolating the impact of these restructuring related costs, operating expenses totaled $299.0 million for the quarter ended March 31, 2009, compared to $317.4 million for the quarter ended December 31, 2008. The decrease was principally due to lower professional fees, net occupancy and business promotion expenses. Savings in personnel costs resulting from a reduction in headcount (excluding discontinued operations, FTEs were 10,080 as of March 31, 2009 vs. 10,464 as of December 31, 2008) were partially offset by an increase in pension plan expenses by $8.1 million mainly due to the amortization of the 2008 decline in value of plan assets. In February 2009, Banco Popular de Puerto Rico’s pension plan was frozen with regards to all future benefit accruals after April 30, 2009. This will reduce the pension cost prospectively.

Income Taxes

Income tax benefit from continuing operations amounted to $26.9 million for the quarter ended March 31, 2009, compared with an income tax expense of $309.1 million for the quarter ended December 31, 2008. As previously indicated, the variance was primarily due to the recording of a full valuation allowance on the deferred tax assets of the U.S. mainland operations in the fourth quarter of 2008. Also, excluding the realized gains on the sale of securities in 2009, the resulting net operating losses for the continuing operations for the first quarter of 2009 were lower than in the fourth quarter of 2008, resulting in a lower income tax benefit. The first quarter of 2009 also reflects the tax expense on the gains on sale of securities, which are subject to a 15% capital gain tax rate.

Balance Sheet Comments:

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at March 31, 2009, December 31, 2008 and March 31, 2008, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $7.2 billion at March 31, 2009, compared with $8.2 billion at December 31, 2008. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality debt securities. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from December 31, 2008 to the end of the first quarter of 2009 was mainly associated with the maturities of securities and the sale of $3.4 billion from the investment securities available for sale portfolio, principally of U.S. agency securities (FHLB notes). The Corporation invested $2.3 billion during the quarter ended March 31, 2009, primarily in GNMA mortgage-backed securities.

The impact of the restructuring of the investment securities portfolio was to:

•	Strengthen common equity by realizing a gain that was subject to market risk, if bond prices were to decline;

•	Increase the Corporation’s regulatory capital ratios;

•	Redeploy most of the proceeds in securities with a risk weighting of 0% for regulatory capital purposes, as compared to the 20% risk-weighting which applied to the FHLB notes sold;

•	Mitigate the impact of the portfolio’s restructuring on net interest income, by reinvesting most of the sale proceeds in a higher-yielding asset class. The average yield of the securities sold was 4.09%, and the average life was 4.2 years. The GNMA mortgage-backed securities acquired have an expected average yield of approximately 4.3% and an average life of approximately 4 years;

Loans

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	March 31, 2009	December 31, 2008	Variance	March 31, 2008	Variance
Commercial	$13.4	$13.7	($0.3)	$13.5	($0.1)
Construction	2.2	2.2	—	2.0	0.2
Mortgage	4.7	4.6	0.1	5.0	(0.3)
Consumer	4.5	4.7	(0.2)	5.0	(0.5)
Lease financing	0.8	1.1	(0.3)	1.1	(0.3)

Sub-total	25.6	26.3	(0.7)	26.6	(1.0)

PFH discontinued operations	—	—	—	1.3	(1.3)

Total	$25.6	$26.3	($0.7)	$27.9	($2.3)

As indicated previously, the reductions in various loan categories are associated with a slowdown in loan origination activity in the Puerto Rico operations, principally in commercial loans, and the exiting or downsizing certain business lines at the Corporation’s subsidiaries, primarily BPNA. Also, the reduction in the lease financing portfolio was the result of the sale of approximately $0.3 billion in loans by Popular Equipment Finance, a subsidiary of BPNA. These loans had been reclassified to held-for-sale in December 2008 and marked down to fair value at that time. Popular Equipment Finance recognized a loss on sale and valuation adjustments on loans held-for-sale of approximately $13.8 million in the quarter ended March 31, 2009, mostly resulting from the recognition of an indemnification reserve to provide for any losses on the breach of certain representations and warranties included in the sale agreement.

The current financial environment has required us to strengthen our underwriting standards and ensure that we price our loans appropriately.  As a result of this challenging financial environment, together with caution being exercised by customers, and our decision to exit selected businesses on the mainland United States, we have seen a reduction in the volume of loan applications.

TARP funds have been applied to a number of uses, including without limitation, investments in the Corporation’s banking subsidiaries, purchases of marketable securities, loans to the Corporation’s banking subsidiaries and satisfaction of the Corporation’s obligations. The Corporation has continued its lending activities in a disciplined and prudent manner in the different markets it serves, despite the difficult general economic conditions of such markets. The Corporation approved, in the aggregate, approximately $1.9 billion in new, renewed or restructured credit facilities during the quarter ended March 31, 2009.

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	March 31, 2009	December 31, 2008	Variance	March 31, 2008	Variance
Demand *	$4.9	$4.9	—	$4.8	$0.1
Savings	9.7	9.6	$0.1	10.0	(0.3)
Time	12.5	13.1	(0.6)	12.2	0.3

Total deposits	$27.1	$27.6	($0.5)	$27.0	$0.1

* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as part of time deposits, amounted to $2.7 billion at March 31, 2009, compared to $3.0 billion at December 31, 2008.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity at March 31, 2009, December 31, 2008 and March 31, 2008.

Stockholders’ equity totaled $3.1 billion at March 31, 2009, compared with $3.3 billion at December 31, 2008. The decrease in stockholders’ equity from December 31, 2008 to March 31, 2009 reflects lower unrealized gains on securities available-for-sale by $101 million. These unrealized gains, net of tax, amounted to $73 million at March 31, 2009, compared to unrealized gains of $174 million at December 31, 2008. The unfavorable variance in total stockholders’ equity was also due to the net loss of $52.5 million reported during the first quarter of 2009 as well as the impact of the dividends declared on preferred and common stock amounting to $22.6 million for the quarter ended March 31, 2009. The unfavorable variances were partially offset by a positive change of $38 million in the underfunding of the pension and postretirement plans that resulted from the pension plan’s freeze in 2009.

In February 2009, the Board reduced the quarterly common stock dividend to $0.02 per common share from the previous $0.08 per common share. This reduction will help preserve approximately $68 million in capital per year. The dividend payment to common and preferred stock shareholders is reviewed on a quarterly or monthly basis, as applicable, and could be restricted due to capital levels. The Corporation’s issuance of senior preferred shares to the U.S. Treasury under the TARP Capital Purchase Program also imposes restrictions on its ability to pay dividends under certain conditions. Below is a summary of the Corporation’s estimated regulatory capital ratios as of March 31, 2009 and December 31, 2008.

	March 31, 2009	December 31, 2009	Minimum Required

Tier I risk-based capital	11.12%	10.81%	4.00%

Total risk-based capital	12.40%	12.08%	8.00%

Tier I leverage	8.52%	8.46%	3.00% - 4.00%

Regulatory capital requirements for banking institutions are based on Tier I and Total capital, which include both common stock and certain qualifying preferred stock. Nonetheless, as overall economic conditions in general and credit quality in particular have continued to worsen, there has been an increasing regulatory and market focus on the tangible common equity of banking institutions. Tangible common equity equals a banking institution’s total stockholders’ equity minus equity attributable to preferred securities and minus intangibles (including goodwill). Although the Corporation’s regulatory ratios remain well above the standard for a “well capitalized” banking institution, recent losses have reduced the Corporation’s tangible common equity substantially. The Corporation’s tangible common equity at March 31, 2009 totaled $989 million or 2.67% of total tangible assets (“tangible common equity ratio”), compared to $1.1 billion or 2.95% at December 31, 2008, and $2.6 billion or 6.29% at March 31, 2008. The Corporation will continue to explore options to increase its tangible common equity and its tangible common equity ratio.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in laws and regulations, business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with 240 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (BPNA), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meet the needs of clients through innovation and to foster growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

					1 st
			1 st		Quarter
Financial Summary	Quarter ended		Quarter	Quarter ended	2009 vs 4th Quarter
(Unaudited)	March 31,		2009 vs 2008	December 31,	2008
	2009	2008	$ Variance	2008	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$489,192	$611,842	($122,650)	$541,542	($52,350)

Interest expense	216,706	276,083	(59,377)	252,676	(35,970)

Net Interest income	272,486	335,759	(63,273)	288,866	(16,380)

Provision for loan losses	372,529	161,236	211,293	388,823	(16,294)

Net interest income after provision for loan losses	(100,043)	174,523	(274,566)	(99,957)	(86)

Net gain on sale and valuation adjustments of investment securities	176,146	50,228	125,918	286	175,860

Trading account profit	6,823	13,337	(6,514)	5,098	1,725

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(13,813)	14,267	(28,080)	(19,678)	5,865

Other non-interest income	165,575	186,919	(21,344)	155,791	9,784

Total non-interest income	334,731	264,751	69,980	141,497	193,234

Personnel costs	145,291	155,968	(10,677)	148,950	(3,659)

Goodwill and trademark impairment losses	—	—	—	12,480	(12,480)

Other operating expenses	158,906	167,327	(8,421)	198,750	(39,844)

Total operating expenses	304,197	323,295	(19,098)	360,180	(55,983)

(Loss) income from continuing operations before	(69,509)	115,979	(185,488)	(318,640)	249,131
income tax

Income tax (benefit) expense	(26,933)	16,740	(43,673)	309,067	(336,000)

(Loss) income from continuing operations, net of	(42,576)	99,239	(141,815)	(627,707)	585,131
income tax

(Loss) income from discontinued operations, net of	(9,946)	4,051	(13,997)	(75,193)	65,247
income tax

Net (loss) income	($52,522)	$103,290	($155,812)	($702,900)	$650,378

Net (loss) income applicable to common stock	($77,200)	$100,312	($177,512)	($717,987)	$640,787

Losses per common share:

Basic and diluted (losses) earnings per common	($0.24)	$0.33		($2.28)
share from continuing operations

Basic and diluted (losses) earnings per common	($0.03)	$0.03		($0.27)
share from discontinued operations

Basic and diluted (losses) earnings per common	($0.27)	$0.36		($2.55)
share -Total

Dividends declared per common share	$0.02	$0.16		$0.08

Average common shares outstanding	281,834,434	280,254,814		281,786,725

Average common shares outstanding – assuming	281,834,434	280,254,814		281,786,725
dilution

Common shares outstanding at end of period	282,034,819	280,547,741		282,004,713

Market value per common share	$2.16	$11.66		$5.16

Book value per common share	$5.84	$11.71		$6.33

Market Capitalization – (In millions)	$609	$3,271		$1,455

Selected Average Balances – (In millions)

Total assets	$38,437	$42,705	($4,268)	$39,531	($1,094)

Stockholders’ equity	3,113	3,332	(219)	3,114	(1)

Selected Financial Data at Period-End – (In millions)

Total assets	$37,709	$41,822	($4,113)	$38,883	($1,174)

Loans (1)	25,553	27,931	(2,378)	26,276	(723)

Earning assets (1)	35,180	37,681	(2,501)	36,154	(974)

Deposits	27,150	26,967	183	27,550	(400)

Borrowings	6,311	10,392	(4,081)	6,943	(632)

Interest-bearing liabilities (1)	29,088	33,105	(4,017)	30,200	(1,112)

Stockholders’ equity	3,132	3,472	(340)	3,268	(136)

Performance Ratios

Net interest yield from continuing operations (2)	3.07%	3.66%		3.23%

Return on assets	(0.55)	0.97		(7.07)

Return on common equity	(19.13)	12.83		(123.03)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (3)	$198.2	$92.6	$105.6	$223.7	($25.5)

Allowance for loan losses	1,057	579	478	883	174

Non-performing loans from continuing operations	1,431	750	681	1,203	228

Non-performing loans from discontinued operations	3	141	(138)	2	1

Non-performing loans – total	1,434	891	543	1,205	229

Non-performing loans to loans held-in-portfolio (4) (5)	5.67%	2.94%		4.67%

Allowance for loan losses to non-performing loans (4)	73.89	74.21		73.40

Allowance for loans losses to loans	4.19	2.18		3.43
held-in-portfolio (5)

(1) Includes assets/liabilities from discontinued operations as follows: March 31, 2009 -$7 million in loans and earning assets; December 31, 2008 — $7 million in loans and earning assets.
(2) Not on a taxable equivalent basis.
(3) Excludes net charge-offs from discontinued operations.
(4) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the periods ended March 31, 2009 and December 31, 2008, NPL exclude NPL from discontinued operations.
(5) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of March 31, 2009 and December 31, 2008.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.